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                                                                       Exhibit 8





                                  May 4, 1998



FirstFederal Financial Services Corp
135 East Liberty Street
Wooster, OH  44691

Ladies and Gentlemen:

         We have acted as counsel to FirstFederal Financial Services Corp, an Ohio corporation ("FirstFederal"), in connection with the proposed merger of First Shenango Bancorp, Inc., a Pennsylvania corporation ("First Shenango"), with and into FirstFederal, with FirstFederal as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Agreement of Affiliation and Plan of Merger and by and between FirstFederal and First Shenango dated as of February 6, 1998 (the "Agreement").

         In our capacity as counsel to FirstFederal, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger. In rendering this opinion, we have examined: i) the Internal Revenue Code of 1986 as amended (the "Code") and Treasury Regulations promulgated thereunder and ii) appropriate Internal Revenue Service and court decisional authority (collectively "Tax Authority"). In addition, we have relied upon certain information made known to us as more fully described below.

         Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Agreement.

         In arriving at the opinions expressed below, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of i) the Agreement, and the exhibits and schedules thereto; ii) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by FirstFederal in connection with the Merger; iii) the Prospectus and Proxy Statement ("Prospectus"); iv) such corporate records of FirstFederal and First Shenango as we have deemed appropriate.


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FirstFederal Financial Services Corp
May 4, 1998
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         Based upon and subject to the limitations and qualifications expressly set forth herein, it is our opinion that under current applicable law, the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that accordingly, the following will be the material federal income tax consequences of the Merger:

         1. No gain or loss will be recognized by FirstFederal or First Shenango by reason of the Merger.

         2. No gain or loss will be recognized by any First Shenango shareholder upon the exchange of First Shenango Common Stock solely for FirstFederal Common Stock in the Merger (except in connection with the receipt of cash in lieu of a fractional share of FirstFederal Common Stock or in connection with the exercise of dissenter's rights, as discussed below).

         3. The aggregate tax basis of the FirstFederal Common Stock received by each shareholder of First Shenango who exchanged First Shenango Common Stock for FirstFederal Common Stock in the Merger will be the same as the aggregate tax basis of the First Shenango Common Stock surrendered in exchange therefor (subject to any adjustments required as a result of the receipt of cash in lieu of a fractional share of FirstFederal Common Stock).

         4. The holding period of the shares of FirstFederal Common Stock received by a First Shenango shareholder in the Merger will include the holding period of the First Shenango Common Stock surrendered in exchange therefor (provided that such shares of First Shenango Common Stock were held as a capital asset by such shareholder at the Effective Time).

         5. Cash received in the Merger by a First Shenango shareholder in lieu of a fractional share interest of FirstFederal Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FirstFederal Common Stock which such shareholder would otherwise be entitled to receive and will qualify as a capital gain or loss (assuming the First Shenango Common Stock surrendered in exchange thereof will be held as a capital asset by such shareholder at the Effective Time).

         6. A First Shenango shareholder who receives only cash as a result of the exercise of dissenter's rights will realize gain or loss for federal income tax purposes (determined separately as to each block of First Shenango Common Stock


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FirstFederal Financial Services Corp
May 4, 1998
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                  exchanged) in an amount equal to the difference between (x)
                  the amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of First Shenango Common Stock surrendered in exchange therefor provided that the cash payment did not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss. However, if the cash payment did have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally would be taxable as a dividend; and no loss (or other recovery of such shareholder's tax basis for the shares of First Shenango Common Stock surrendered in the exchange) generally would be recognized by such shareholder. The determination of whether a cash payment has the effect of the distribution of the dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock ownership rules of Section 318 of the Code.

         This opinion may not be applicable to First Shenango's shareholders who are banks, insurance companies, tax exempt organizations, non-United States shareholders or dealers in securities, or who received their First Shenango stock pursuant to the exercise of employee stock options or otherwise as compensation.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference of this opinion under the "Summary: Certain Federal Income Tax Consequences of the Merger," the "The Merger: Certain Federal Income Tax Consequences of the Merger" and elsewhere in the Prospectus.

         This opinion is subject to the following assumptions, exceptions and qualifications:

         A. The opinions set forth above in paragraphs 1 through 6 are limited to the matters expressly set forth in this opinion letter and no opinion is to be implied or may be inferred beyond the matters expressly so opined.

         B. We have relied without independent verification of the statements contained therein on officers' certificates of First Shenango and FirstFederal, each dated the date hereof containing representations as to certain tax and factual matters. We have also assumed that the parties to the Merger will act and the Merger will be effected in accordance with the Merger Agreement and as described in the Prospectus and that the Merger will qualify as a statutory merger under the applicable laws of the State of Ohio, the Commonwealth of Pennsylvania and the United States. We


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FirstFederal Financial Services Corp
May 4, 1998
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express no opinions as to the laws of any jurisdiction other than the income tax laws of the United States.

         C. We have assumed without independent verification, that:

                  (i) All documents submitted to us as originals or duplicate originals are authentic;

                  (ii) All documents submitted to us as copies, whether certified or not, conform to authentic original documents;

                  (iii) All signatures of persons signing all documents examined in connection with this opinion are genuine;

                  (iv) All parties to the documents reviewed by us (other than FirstFederal) have full power and authority to execute, deliver and perform their obligations under such documents, and under the documents required or permitted to be delivered and performed under the documents reviewed by us, and all such documents have been duly authorized by all necessary corporate or other action on the part of such parties.

         D. We disclaim any undertaking to update this letter or otherwise advise you of any changes of law or fact which may hereafter be brought to our attention. The Tax Authority is subject to change, possibly with retroactive effect, and any change would affect the continuing validity of the discussion contained in this letter of the federal income tax consequences of the proposed Merger.


                                  CRITCHFIELD, CRITCHFIELD & JOHNSTON, LTD.



                                  By: /s/ Daniel H. Plumly
                                     --------------------------------------
                                     Daniel H. Plumly, Member